Exhibit 99.1

News Release

BURGER KING HOLDINGS, INC. TO BE ACQUIRED BY 3G CAPITAL

Shareholders to Receive $24.00 in Cash Per Share

Transaction Valued at $4.0 Billion

MIAMI and NEW YORK — September 2, 2010 — Burger King Holdings, Inc. (NYSE: BKC) (the “Company”) and 3G Capital today announced that they have entered into a definitive agreement under which affiliates of 3G Capital will acquire the stock of the Company for $24.00 per share, or $4.0 billion, including the assumption of the Company’s outstanding debt.

Under the terms of the agreement, which has been unanimously approved by the Company’s Board of Directors, stockholders will receive $24.00 in cash per share for all outstanding shares of the Company’s common stock, representing a 46% premium to the Company’s unaffected share price before recent market rumors.  3G Capital has obtained committed financing to purchase all outstanding shares and refinance existing indebtedness. The transaction is expected to close in the fourth quarter of this calendar year.

“The BURGER KING® brand is one of the most recognizable and respected brand names in the world, and we are pleased that 3G Capital recognizes the value we have created in revitalizing the brand and enhancing operations over the past seven years,” said the Company’s Chairman and Chief Executive Officer John W. Chidsey.  “We look forward to partnering with 3G Capital, whose proven track record as an investor, together with its financial and consumer brands experience, will serve to further strengthen the Company, our restaurants and franchisees worldwide.  We are committed to maintaining the superior guest experience the BURGER KING® system is known for around the world as we transition ownership.”

Alex Behring, Managing Partner of 3G Capital, said, “We have great respect for the BURGER KING® brand and the strong business that management, the employees and the franchisees have built.  The iconic BURGER KING® brand, its solid franchisee network and great product offerings make this a perfect fit for 3G Capital, which has a strong track record of long-term investments in global consumer brands and retail companies. We are excited to work together with the Company’s employees and franchisees to continue to invest in the brand for the benefit of all its guests, employees and franchisees.”

In conjunction with the transaction, the Company’s Chairman and Chief Executive Officer, John Chidsey, will remain through the transition period in his current capacity and subsequently assume a newly created position of Co-Chairman of the Board.  Upon closing of the transaction, Alex Behring, Managing Partner of 3G Capital, will be appointed Co-Chairman of the Board of the Company, alongside Mr. Chidsey.

Under the terms of the agreement, it is anticipated that 3G Capital will commence a tender offer for all of the outstanding shares of the Company no later than September 17, 2010.

Affiliates of TPG Capital LP, Goldman Sachs Capital Partners and Bain Capital Investors, which own approximately 31 percent of the Company’s outstanding shares in the aggregate, have entered into agreements pursuant to which they will tender their shares into the offer.

3G Capital has received debt commitment letters from JPMorgan Chase Bank, N.A. and Barclays Capital to provide the debt financing necessary to close the transaction.  Under the terms of the agreement, the transaction is conditioned upon, among other things, satisfaction of the minimum tender condition of approximately 79.1 percent of the Company’s common shares, the receipt of the Federal Trade Commission’s approval under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, the receipt of funding under the financing agreements and other customary closing conditions.  In the event that the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of shareholder approval.

Under the terms of the agreement, the Company may solicit superior proposals from third parties for a period of 40 calendar days continuing through October 12, 2010.  It is not anticipated that any developments will be disclosed with regard to this process unless the Company’s Board of Directors makes a decision with respect to a potential superior proposal.  There are no guarantees that this process will result in a superior proposal.

Lazard Ltd., J.P. Morgan Securities LLC and Barclays Capital are acting as financial advisors to 3G Capital.  Kirkland & Ellis LLP is acting as legal advisor to 3G Capital.  Morgan Stanley and Goldman, Sachs & Co. are acting as the Company’s financial advisors.  Skadden, Arps, Slate, Meagher & Flom LLP and Holland & Knight LLP are acting as the Company’s legal advisors.

Contacts

For Burger King Holdings, Inc.

Media

Susan Robison

(305) 378-7277

Investors
Amy Wagner

(305) 378-7696

For 3G Capital

Steve Lipin, Brunswick Group LLC

(212) 333-3810

About Burger King Holdings, Inc.

The BURGER KING® system operates more than 12,150 restaurants in all 50 states and in 76 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. (BKC) among America’s 1,000 largest corporations and in 2010, Standard & Poor’s included shares of Burger King Holdings, Inc. in the S&P MidCap 400 index. BKC was recognized by Interbrand on its top 100 “Best Global Brands” list and Ad Week has named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the Company’s Web site at http://www.bk.com.

About 3G Capital

3G Capital is a multi-billion dollar, global investment firm focused on long-term value creation, with a particular emphasis on maximizing the potential of brands and businesses.  The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network.  3G Capital works in close partnership with management teams at its portfolio companies and places a strong emphasis on recruiting, developing and retaining top-tier talent.  Affiliates of the firm and its partners have controlling or partial ownership stakes in global companies such as Anheuser-Busch InBev, Lojas Americanas, the largest non-food and online retailer in Latin America, and America Latina Logistica (ALL), the largest railroad and logistics company in Latin America.  3G Capital’s main office is in New York City.  For more information on 3G Capital and the transaction, please go to http://www.3g-capital.com.

Forward Looking Statements:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding information regarding the intent, belief or current expectation of the company and members of its senior management team.  Forward-looking statements include, without limitation, statements regarding business combination and similar transactions, prospective performance and opportunities and the outlook for the company’s businesses, performance and opportunities and regulatory approvals, the anticipated timing of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.  Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.  Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the Securities and Exchange Commission by the Company, as well as the tender offer documents to be filed by 3G Capital and the solicitation/recommendation statement to be filed by the Company. All of the materials related to the offer (and all other offer documents filed with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov.  Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by the Company by contacting 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number 305-378-7696 or investor@whopper.com.  The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Notice to Investors

The tender offer for the outstanding common stock of the Company referred to in this report has not yet commenced.  This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of the Company common stock will be made pursuant to an offer to purchase and related materials that 3G Capital intends to file with the Securities and Exchange Commission.  At the time the offer is commenced, 3G Capital will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer.  These materials will be sent free of charge to all stockholders of the Company when available.  In addition, all of these materials (and all other materials filed by the Company with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov.  Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by 3G Capital by Bernardo Piquet at 600 Third Avenue, 37th Floor, New York, New York, 10016, telephone number (212) 893-6727.  Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by the Company by contacting the Company Investor Relations at 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number 305-378-7696 or investor@whopper.com.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, the Company would file a proxy statement with the Securities and Exchange Commission. Additionally, the Company would file other relevant materials with the Securities and Exchange Commission in connection with the proposed acquisition of the Company by 3G Capital pursuant to the terms of an Agreement and Plan of Merger by and among the Company, Blue Acquisition Holding Corporation, a Delaware corporation and 3G Capital, a wholly-owned subsidiary of Blue Acquisition Holding Corporation.  The materials to be filed by the Company with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov.  Investors and stockholders also may obtain free copies of the proxy statement from the Company by contacting the Company Investor Relations at 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number 305-378-7696 or investor@whopper.com.  Investors and security holders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

The Company and its respective directors, executive officers and other members of their management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed merger.  Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2009 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and the proxy statement and other relevant materials which may be filed with the Securities and Exchange Commission in connection with the merger when and if they become available.  Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.  Additional information regarding the Company directors and executive officers is also included in the Company’s proxy statement for its 2009 annual meeting of stockholders and is included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010 containing Part III information.